 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 14, 2005

NBO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

STATE OF MARYLAND (State or other jurisdiction of incorporation)	033037 (Commission File Number)	55-0795927 (IRS Employer Identification No.)
3676 West California Avenue, Building D Salt Lake City, Utah 84104 (Address of principal executive offices) Registrant's telephone number, including area code (801) 746-8000

ITEM 5.	OTHER EVENTS

On June 14, 2005 we held our Annual Shareholder Meeting in Salt Lake City, Utah.

On July 22, 2005 we provided a letter summarizing the business matters conducted at the Annual Shareholders Meeting to all shareholders of record. The text of the letter to shareholders is attached, and was sent via email and by hard copy, mailed using first class postage to the addresses of all shareholders of record.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2005	NBO SYSTEMS, INC. By: /s/ Keith A. Guevara Keith A. Guevara President/CEO

July 22, 2005

Dear NBO Shareholder,

We held our Annual Shareholder Meeting in Salt Lake City, Utah on June 14, 2004. We'd like to thank all of the shareholders who took the time out of their busy schedules to attend in person. We strongly encourage all shareholders to attend the annual shareholder meeting in person to receive a detailed presentation of matters of interest first hand.

Two items of official business were transacted at the meeting. First, the shareholders re-elected Keith A. Guevara, Christopher Foley and Andrew Boyd-Jones as directors through the 2006 annual shareholders meeting. Secondly, the shareholders ratified Tanner LC as our independent auditors for the fiscal year to end December 31, 2005.

In the remainder of this letter, we will describe the proceedings of our annual meeting, particularly our discussion of our future prospects. These are "forward looking statements". Such statements about the future are inherently uncertain - please see the cautionary language at the end of this letter.

Current Business Initiatives

We discussed industry trends in the shopping mall sector including consolidation of shopping mall real estate by the mega-developers, a shift in the usage from paper gift certificates to stored value gift cards, increased competition, as well as current/pending legislation affecting gift cards and gift certificates. Additionally, we discussed our pending litigation and the costs and liabilities associated with being in the mall gift card/certificate business. We explained our shift in mall gift card economic models from a deferred revenue approach to a strategy that should enable us to receive revenue up-front from mall gift card sales, eliminating or reducing our requirement to capitalize the mall gift card business. The shopping mall business has been our core business model, but is expected to become less of a focus based on new business initiatives to be rolled out this year. We briefly discussed our fulfillment business and the growth we have experienced year over year, primarily due to our relationship with Darden Restaurants and ValueLink. At the time of our shareholder meeting in 2004 we had 8 ValueLink relationships. That number has since grown to 26, which now includes two of the largest fast food restaurants in the country.

New Business Initiatives

We discussed our efforts in the fundraising industry using our Children's Heroes branded multi-merchant card. We completed a beta test with Great Lakes Scrip Center in February and are evaluating the economics to determine if the margins justify pursuit of this joint venture. We also discussed the potential for a joint venture with a company in the children's college saving arena, currently in the negotiation phase, which could become a significant revenue generator for us. More details will follow as the relationship develops.

We discussed our commitment to expanding our loyalty and incentive card business as the focus of our business plan going forward. We summarized our engagement in several recent business relationships that could provide significant revenues to our company.

We also discussed our intent to enter into retail distribution of our multi-merchant stored value cards through high volume points of sale such as food, drug and convenience outlets. We discussed several business relationships in the negotiation phase that could provide significant revenues, as well as diversify our product offerings, to become less dependent upon the mall channel.

Operations

We presented an overview of our technological advancements, a discussion of our new products and services from an IT perspective, and a summary of our infrastructure improvements.

Financial Update

We summarized our progress since the last shareholder meeting in 2004 in terms of transaction volume, revenues and other income and gross profit. We outlined our expectations for the remainder of 2005. You should review our annual and quarterly filings at www.sec.gov for our most recent quarterly and annual reports.

CEO Q & A

Keith Guevara, our Chairman, President and CEO, concluded the presentations with a question and answer session open to all shareholders in attendance. Keith summarized the important elements of the presentations and emphasized key items.

Keith discussed our plans for a liquidity event, which he discussed at the annual shareholder's meeting in 2004. To summarize, in late 2003 and early 2004 NBO had been meeting with several underwriting firms about a potential initial public offering ("IPO") of our common stock. We presented our business plan at an investment conference hosted by an underwriting firm in San Francisco in September 2004. We garnered significant interest to begin the underwriting process as a result of that presentation and we notified you by separate letter. We began drafting a registration statement for an IPO of our stock in earnest in November 2004 and continued into January 2005.

However, during that time, public scrutiny of the gift card industry increased as press coverage escalated over several lawsuits filed against Simon Property Group relating to fees charged on mall gift cards. As disclosed in our SEC filings, we are also involved in litigation regarding a similar mall gift card fee issue. We decided to develop a new economic model that reduced the potential liability associated with mall gift card fees. The underwriters agreed that our course was prudent and that a delay of the IPO was appropriate. That delay proved to be a wise decision, as it allowed us to develop and expand our new product offerings and build additional shareholder value.

Product developments and strategic partnerships since the shareholder meeting in 2004 have garnered increased interest from additional underwriting firms and institutional investors desiring to fund our working capital needs prior to an IPO. These firms wish to assist in our efforts to roll out our expanded business plan and they understand our vision in the goals we are trying to achieve in the industry. With our new product offerings and revised economic models in the mall channel, we feel we are getting closer to cash flow positive and could achieve breakeven results in the last quarter of 2005.

We have funded our operations through equity and debt offerings to individual accredited investors since inception in 1994. An institutional investor could easily fund our working capital needs as well as our expansion plans. A high quality institutional investor would also strengthen our IPO at the appropriate time in the future. Most institutional investors are interested in owning at least 20% of their portfolio companies. Institutional investors indicate to us that a minimum investment of $10 - $15 million would be required. We can manage our business without that much cash at the moment, which is why we have relied upon our own efforts to capitalize the company as needed. However, this larger infusion of cash would allow us to pay off all company debt, solidify the balance sheet, and rollout and expand our new product offerings. We have engaged in very detailed discussions with one institutional investment partner in particular, and based upon certain events occurring, have tentatively agreed to accept funding under specific terms yet to be determined.

The underwriters with whom we have consulted have indicated that we need to show two consecutive quarters of profitability to start the IPO process again in earnest. An institutional investor partner would advance that IPO scenario faster than if we tried to raise capital and expand the business on our own, as we have done in the past. An institutional investor also brings additional strengths to the table. An institutional investor would probably seek a minimum of one and probably two seats on the Board of Directors. We view this as an advantage, as it diversifies and strengthens our Board and provides independent members who can help steer the company from an unbiased, non-management team perspective. We favor this expansion.

Keith Guevara is the founder of NBO and remains the largest stockholder in the company. Keith has been the Chairman, President and CEO since inception of NBO in 1994. During a very difficult time for business growth and investment opportunities, Keith has never lost focus or abandoned his commitment to our company or the shareholders, resulting in our continued growth. Keith has carefully considered all of the recent events with our business plan expansion, capital raising activities, and plans for a future IPO, and presented to the Board and our likely institutional investment partner, an idea for an additional change that could benefit the company and all shareholders - a new CEO. Keith is personally and professionally committed to NBO, our success and our shareholders. Keith feels the time is right to bring in a key, seasoned, and experienced executive that can take us to even higher levels. Based on Keith's insight, we feel it is in the shareholder's best interest to hire an outside CEO with not only industry specific experience, but also with a track record of capitalizing a private company, and a successful IPO track record who can take us to the next level and provide the liquidity that all shareholders desire. Keith would remain as Chairman of the Board and involved in the strategic direction of our business, as well as providing seasoning and experience to a reconfigured management team and Board of Directors. Keith's decision to step aside as CEO has the Board's full support, as well as that of our likely institutional investor.

Accordingly, we, in conjunction with this institutional investment partner, have engaged a professional executive search firm based in New York City to conduct a formal, nationwide CEO search. We, and this institutional investment partner, have held discussions with several very qualified candidates who are interested in joining NBO, and who possess the desired experience. This institutional investment partner has informally agreed to fund NBO as described above, once the new CEO is in place. We anticipate this process could be completed within the next 90 days.

The charge of the new CEO will be to continue the rollout of our new product offerings, expand the business plan through new product developments and strategic relationships, and most importantly, achieve profitability and proceed with the IPO. We see the timing of the IPO happening, realistically, no sooner than early 2006. Our achievement of our Q3 and Q4 revenue and net income targets is critical to an IPO timeline. Our IPO valuation is dependent upon our ability to accurately forecast results and then meet or exceed those expectations. We understand your frustration in an additional year being required to achieve the liquidity objectives stated at the shareholder meeting in 2004, but we are working hard to achieve our objectives.

Summary

We have experienced eleven rough years to get to where we are today. We appreciate the patience, loyalty and support that you have exhibited. We've taken serious steps to diversify our product offerings and expand our business. We are making Board and management decisions that must be in the best interest of all shareholders. We're in the process of solidifying our management team and providing the capital required to achieve our number one priority - shareholder liquidity. We are committed to that goal. We strongly encourage you to view our filings with the SEC at www.sec.gov to stay apprised of all developments concerning our business and progress.

We wish to thank you for your support and patience as we have guided our company to this level of success. We couldn't have done this without you.

We will soon be entering our holiday sales season, which is always the busiest time of year for us. Needless to say, we have a lot on our plates, but are eager to meet the challenges that await !!

We wish you all a very enjoyable summer season !!

Very truly yours,

The NBO Systems, Inc. Board of Directors

/s/	Keith A. Guevara

President, CEO and Chairman

/s/	Christopher Foley

Chief Financial Officer

/s/	Andrew Boyd-Jones
Independent Director

Important Information: We encourage you to read the information that we file with the SEC. You may access for free our filings at the SEC's web site (www.sec.gov).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This document contains forward-looking statements, which include, without limitation, statements about the market for our products, strategy, competition and expected financial performance. In some cases, you can identify forward-looking statements by terminology including "could," may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions and are based on our current expectations. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in our SEC filings. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. We cannot guarantee our future results, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

For questions, please contact Ms. Diane Powers, Director of Shareholder Relations at 801-746-8122 or dpowers@nbo.com, or Christopher Foley, Chief Financial Officer at 801-746-8103 or cfoley@nbo.com.